Exhibit 10.17

Sonder Holdings Inc.

Delayed Draw Subordinated Secured Notes

October 25, 2021

This non-binding summary of indicative terms and conditions (“Indicative Term Sheet”) is for discussion purposes only and does not constitute a commitment or obligation of any kind on the part of any of the undersigned entities (each an “Investor”) or any affiliate of each such Investor, on behalf of funds and accounts under management (collectively, with each Investor “Investor Entities”), nor an offer to sell or an offer to purchase securities. Except as otherwise expressly stated herein, a legally binding obligation with respect to the Notes (as defined herein) or any other matter herein contemplated will arise only upon execution and delivery of definitive documentation, including representations, warranties, covenants, and closing conditions customary for transactions of this nature or appropriate to the circumstances, and then only on the terms and conditions contained therein. Any terms and conditions (including any bracketed terms) discussed in this Indicative Term Sheet are subject to due diligence, review, internal approval, and final negotiation by each such Investor and its related Investor Entities, in its sole discretion, and do not purport to be all of the terms, conditions, representations, warranties, or other provisions that would be contained in definitive documentation for the Notes. The Company agrees that this Indicative Term Sheet, any appendices or attachments hereto, the information contained herein and therein, and any discussions relating hereto or thereto is strictly confidential and shall not be disclosed to any third parties absent the prior express written consent of each Investor, except to the extent such disclosure to third parties is for the purpose of securing additional purchasers of Notes to achieve the Commitment Amount. The parties understand and acknowledge that this Indicative Term Sheet is not a legally binding agreement (except for the provisions contained in this paragraph and the “Expenses”, “Indemnification”, “Confidentiality”, “Governing Law” and “Exclusivity” provisions, which provisions shall be binding on the parties hereto) and that the failure to execute and deliver definitive documentation with respect to the Notes shall otherwise impose no obligation or liability on any of the parties.

Facility:

Up to $225 million (the “Commitment Amount”) of Delayed Draw Subordinated Secured Notes (the “Notes”), of which at least 65% will be drawn, and up to 100% may be drawn, not later than three business days following the closing of the DeSPAC transaction (the “Initial Draw”); provided that if the Initial Draw does not occur on or prior to December 31, 2021, then the Commitment Amount may only be drawn, not earlier than January 3, 2022, and not later than December 31, 2022, in a single draw of at least 65% and up to 100% of the Commitment Amount and no subsequent draws will be available.

If the Initial Draw occurs on or prior to December 31, 2021, and is less than the entire Commitment Amount, then the remainder of the Commitment Amount will be available in a single draw available not earlier than January 3, 2022 and not later than December 31, 2022 and will be subject to customary conditions; provided that, if the second draw occurs on or after July 1, 2022, the Company’s GAAP net revenue for the applicable quarter ended immediately prior to the funding date must have been not less than:

•   $110.0 million for the quarter ended June 30, 2022.

•   $130.0 million for the quarter ended September 30, 2022

Once repaid, no Notes may be re-borrowed.

Maturity:	Principal and all accrued and unpaid interest to be paid in full on the fifth anniversary of the date of closing.

Issuer:	Sonder Holdings Inc., a Delaware corporation (the “Company”).

Guarantors:	Same domestic subsidiaries which are guarantors under the Company’s Credit Agreement with HSBC Bank USA, N.A. (the “HSBC Revolving Facility”).

Investors:	The undersigned and other investors acceptable to the undersigned.

Use of Proceeds:	General corporate purposes. Any proceeds of the Notes in excess of $200 million shall be used to retire the TPC Facility (as defined below).

Seniority/Subordination:

Senior debt limited to up to:

•   the commitment outstanding from time to time under the HSBC Revolving Facility (or any replacement thereof with a typical revolving credit facility with a commercial bank) with a cap equal to:

•   the greater of:

•   $50 million plus (the number of live Sonder units multiplied by $4,000), or

•   $50 million plus 100% of Adjusted EBITDA (definition to be agreed) for the four quarter period most recently ended.

•   the existing principal amount outstanding (~$32 million) under the TriplePoint Capital Loan and Security Agreement (the “TPC Facility”), less any repayments or refinancing thereof, and provided that any proceeds of the Notes in excess of $200 million shall be used to retire the TPC Facility.

The Notes will be subordinated to the HSBC Revolving Facility and the TPC Facility in right of payment and lien priority on terms similar to the subordination arrangements between the HSBC Revolving Facility and the TPC Facility.

OID/Commitment Fee:	3.5% of the Commitment Amount, due and payable in full to the Investors (or such parties as may be designated by the applicable Investor) on the Initial Draw, to be structured as a cash fee or as original issue discount at the option of each Investor.

Interest Rate:

3-month LIBOR (1% LIBOR floor) plus 7.0% per annum in cash or PIK at the Company’s election for the first two years after the date of closing of the Facility, payable quarterly in arrears. After two years, payable in cash only. Interest rate fixed for each calendar quarter at the 3-month LIBOR rate in effect on the first business day of each calendar quarter.

Final note documents will contain LIBOR replacement provisions that are acceptable to the Investors

Events of Default:	Customary for a transaction of this type or appropriate under these circumstances, including acceleration of other indebtedness, breach of covenants, insolvency, material judgments.

Default Rate:	Interest Rate plus 2.00% on principal and accrued interest, beginning on the date on which an Event of Default occurs, payable on demand.

Optional Prepayment:

Prepayable at any time at par plus any accrued PIK interest, plus a prepayment premium (the “Prepayment Premium”) equal to:

•   On or prior to the first anniversary of the Initial Draw, sum of the present value (using a discount rate of T+50) of each upcoming interest payment due through and including the first anniversary of funding, plus 100% of the average interest rate during such period prior to the prepayment date multiplied by the principal amount (including any PIK amounts added to principal)

•   After the first anniversary of the Initial Draw and on or prior to the second anniversary:

•   100% of the average interest rate during such period prior to the prepayment date multiplied by the principal amount (including any PIK amounts added to principal)

•   After the second anniversary of the Initial Draw and on or prior to the third anniversary:

•   75% of the average interest rate during such period prior to the prepayment date multiplied by the principal amount (including any PIK amounts added to principal)

•   After the third anniversary of the Initial Draw and on or prior to the fourth anniversary:

•   25% of the average interest rate during such period prior to the prepayment date multiplied by the principal amount (including any PIK amounts added to principal)

•   After the fourth anniversary of the Initial Draw:

•   Zero.

Mandatory Prepayments:

Mandatory prepayments, subject to any prior claim of the senior debt and the related subordination arrangements, with respect to asset sales, as specified under Other Terms below.

All payments made subject to a Mandatory Prepayment will be subject to the applicable Prepayment Premiums. Any automatic acceleration upon a bankruptcy filing shall include the applicable Prepayment Premium.

Warrants:	Each Investor will receive detachable 5 year warrants (the “Warrants”) which will be assumed by the new parent company within three business day of the closing of the DeSPAC transaction for a number of post-merger shares equal to 15% of the principal amount committed by each Investor divided by $10.00. The Warrants will have an exercise price of post-merger $12.50 per share. The Warrants shall include customary terms and protections, and the Company shall use best efforts to make the Warrants freely tradeable, including by making the Warrants DTC eligible, providing customary registration rights and obtaining a CUSIP.

Security:	Secured on a subordinated basis by substantially all of the assets of the Company and the Guarantors, which assets shall be identical to the assets securing the HSBC Facility. Collateral agent will be [TBD].

Debt Incurrence:

The Notes will contain solely a debt incurrence covenant permitting:

•   Pari passu debt not to exceed $225 million (including any original principal amounts outstanding under the Notes) the economic terms and conditions of which shall be no more favorable to the holders thereof than the terms of the Notes. Such pari passu debt may also be issued as additional Notes at any time up to the Commitment Amount.

•   The other debt incurrence baskets provided for under the HSBC Facility with customary step-backs or wider baskets to be agreed.

Other Terms:

Information Rights. The Investors shall be entitled to the same information rights to which a “Major Investor” (as defined in the Company’s Investors’ Rights Agreement) is entitled under the Investors’ Rights Agreement.

Covenants: The Note Purchase Agreement shall contain the following covenants in addition to the debt incurrence covenant and other customary covenants for a transaction of this type and these circumstances:

•   Customary asset sale covenant providing for the use of the proceeds of material asset sales to repay senior debt or, subject to any prior claim of the senior debt and the related subordination arrangements, repayment of the Notes or pari passu debt.

•   Lien covenant with a general basket equal to 15% of total assets.

•   Offer to redeem the Notes upon a Change of Control at the greater of 101% or the applicable Prepayment Premium.

•   Customary limitations on restricted payments and affiliate transactions.

Closing Conditions:	The terms and conditions in this Indicative Term Sheet (other than under the headings Expenses, Indemnification, Exclusivity and Confidentiality) are non-binding, and the consummation of the investment will be subject to legal, business, regulatory and financial due diligence to the Investors’ sole satisfaction, receipt of all required third party and internal consents, including investment committee approval, and the negotiation and execution of definitive legal documents necessary to consummate the transaction and mutually agreeable to the parties.

Transaction Documents:	The Notes will be issued under a Note Purchase Agreement containing customary representations and warranties by the parties. The Notes and the other definitive agreements may be amended only with the prior written consent of the Company and a majority in interest of the holders of the Notes (subject to individual consent rights in customary circumstances).

Expenses:	Whether or not the transactions contemplated hereby close, the Company and the Guarantors, jointly and severally, will be responsible for all reasonable and documented out-of-pocket costs and expenses associated with performance of due diligence, structuring, negotiation, documentation and closing of the Note Purchase Agreement and related transactions, including, subject to an aggregate cap of $400,000, the costs, fees and expenses of one primary counsel and any other third-party paid by the Investors (and one local counsel in each applicable jurisdiction).

Indemnification:	The Company shall indemnify each Investor and its affiliates and their respective officers, directors, partners, employees, attorneys, advisors, agents and controlling persons from and against all losses, liabilities, claims, damages or expenses relating to the Notes and related transactions.

Confidentiality:	The Company and the Investors agree that neither it, nor its affiliates, employees or representatives will disclose or allow disclosure of the existence of any discussions between the parties regarding a potential transaction, this Indicative Term Sheet or the information contained herein to any party, other than its personnel and prospective Investors and each of their agents having a “need-to-know” and, if so requested, the Company’s surety issuers who are under an obligation of confidentiality.

Exclusivity:	The Company agrees that for a period of 45 days following the execution of this Indicative Term Sheet, the Company will not take any action to seek additional financing similar to the contemplated financing; provided, however, that the Company shall be allowed to seek additional purchasers of Notes to achieve the Commitment Amount.

Governing Law:	New York law.

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IN WITNESS WHEREOF, the parties have executed this Indicative Term Sheet as of October 25, 2021.

AGREED AND ACCEPTED:

Sonder Holdings Inc.		BlackRock Financial Management, Inc. – Fixed Income Group, on behalf of funds and accounts under management

By:	/s/ Sanjay Banker	By:	/s/ Henry Brennan
Name: Sanjay Banker		Name: Henry Brennan
Title: President		Title: Authorized Signatory
Amount: $75,000,000

Senator Investment Group LP, on behalf of certain funds and accounts under management

		By:	/s/ Evan Gartenlaub
Name: Evan Gartenlaub
Title: General Counsel
Amount: $75,000,000

Antara Capital LP, on behalf of funds and accounts under management

		By:	/s/ Himanshu Gulati
Name: Himanshu Gulati
Title: Chief Investment Officer
Amount: $70,000,000